[Pioneer Hi-Bred International, Inc. Letterhead]


                                          January 21, 1998



Mr. Roger Arrington
E. I. du Pont de Nemours and Company
Barley Mill Plaza
P.O. Box 00011
Wilmington, DE  19880-0011

Dear Roger:

               We hereby consent to the purchase of 100 shares each by Chad Holliday and Bill Kirk. Such shares will not count in the Ownership Cap for purposes of Section 6.6 of the Investment Agreement dated as of August 6, 1997, between E. I. du Pont de Nemours and Company and Pioneer Hi-Bred International, Inc.

                                            Sincerely,


                                            /s/ Bill DeMeulenaere
                                            Bill DeMeulenaere